EMPLOYMENT AGREEMENT

THIS Employment Agreement (“Agreement”) is entered into as of this 1st day of January 2007 (the “Commencement Date”), by and between Hassan N. Natha, (“Natha”) and Jones Soda Co., (“Jones Soda”) a Washington corporation.

WHEREAS, Natha is currently employed by Jones Soda as its Chief Financial Officer; and

WHEREAS, Jones Soda now wishes to offer an employment agreement to Natha as its Chief Financial Officer, and Natha desires to accept Jones Soda’s employment agreement in that capacity.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the parties agree as follows:

1. Employment Duties. Jones Soda hereby employs Natha and Natha hereby accepts employment on the terms and conditions set forth in this Agreement. Natha shall serve as Chief Financial Officer. In that capacity, subject to the direction and control of Jones Soda’s Chief Executive Officer and Board of Directors (the “Board”), Natha shall exercise general supervision and control over all of Jones Soda’s finance and administration matters. Areas of responsibility include, but are not limited to Finance, Planning and Development (M&A), Risk Management, Accounting/Reporting, Information Systems, Investor Relations, Legal, Legislative & Regulatory Affairs, and Administration. Natha will also serve as Secretary of Jones Soda, subject to replacement or removal by the Board. Natha’s responsibilities may be amended by the Board at any time, but shall be consistent with and undiminished from his position as Chief Financial Officer. Natha shall devote his full-time efforts to Jones Soda and shall not undertake self-employment, nor shall he perform any services or undertake employment for any other employer except as may be approved in advance by the Board. Natha further agrees to participate in no other activities during his employment that may conflict with the best interests of Jones Soda.

2. Compensation.

a. Base Salary. Jones Soda agrees to pay Natha a base salary (“Base Salary”) of One Hundred and Seventy Five Thousand Dollars ($175,000) per year, less all lawful and applicable withholdings and deductions, payable on a basis conforming to the established payroll practices of Jones Soda, as may be amended from time to time. Jones Soda will review Natha’s Base Salary on each anniversary of the Commencement Date of this Agreement and may consider increases based on merit and performance.

b. Incentive Compensation in Addition to Base Salary. In addition to Natha’s Base Salary for each calendar year, Natha shall be entitled to receive such performance-based incentive compensation (“Incentive Compensation”) as shall be determined by the Compensation Committee of the Board, but such Incentive Compensation shall not be set at less than 35% of Natha’s Base Salary, provided that Incentive Compensation targets (“Targets”) are met. Natha’s Targets will be set at the beginning of each fiscal year by the Board, and will include personal and corporate performance. Incentive Compensation shall be paid, if earned, not less frequently than annually, and in the sole discretion of the Board may be paid quarterly or at other more frequent intervals.

c. Subject to the approval of the Board’s Compensation Committee in its sole discretion in each instance, Jones Soda shall issue to Natha, on or before April 1, 2007 and annually thereafter, options to purchase forty thousand (40,000) shares of Jones Soda common stock, subject to the terms and conditions of Jones Soda’s applicable stock option plan then in effect. The options described in this Section 2(c) shall be in lieu of any prior agreements or other stock option grants to Natha.

d. Natha acknowledges and agrees that he is an exempt employee pursuant to applicable law.

3. Term. This Agreement shall become effective on the Commencement Date and continue through December 31, 2009 (“Initial Term”), subject to earlier termination in accordance with its provisions. Upon its expiration, unless earlier terminated in accordance with its provisions, this Agreement shall be renewed automatically upon the same terms and conditions for successive periods of one year, commencing January 1 (each, a “Renewal Term”), unless otherwise negotiated and agreed upon by the parties. The Renewal Terms shall also be subject to the terms and conditions of this Agreement, including the early termination provisions of this Agreement. The Initial Term and any and all Renewal Terms shall constitute the “Term” of this Agreement.

4. Retirement Plans. Subject to the satisfaction of eligibility requirements and the terms and conditions of any applicable plan, Natha shall participate in Jones Soda’s 401(k), qualified pension and/or profit-sharing, or deferred compensation plan or combination thereof, if any, as offered to full-time employees and as amended at Jones Soda’s sole discretion.

5. Holidays/Vacation. Natha shall receive time off for holidays and for sick leave and other leaves of absence in accordance with Jones Soda’s written policies. Subject to Jones Soda’s written policies regarding limits on accrual and payout, Natha shall be entitled to twenty (20) vacation days per year.

6. Reimbursable Expenses. Natha shall be entitled to reimbursement for all reasonable and necessary expenses, including cell phone charges, incurred by Natha and approved by Jones Soda in connection with Jones Soda’s business, including (i) reimbursement of professional dues and continuing education seminars and training; (ii) entertainment and promotional expenses; and (iii) other direct expenses approved by Jones Soda. All such reimbursements shall be paid monthly, provided Natha has furnished to Jones Soda such supporting documentation as Jones Soda may reasonably require.

7. Insurance. Natha shall receive similar medical, dental, group disability and life insurance coverage provided to all other employees of Jones Soda and upon the same terms and conditions, subject in all cases to the terms and conditions of the applicable benefit plans.

8. Termination.  Notwithstanding the Initial Term of this Agreement or any Renewal Terms, this Agreement may be terminated as set forth below:

a. Termination Without Cause. Jones Soda may terminate Natha’s employment hereunder without Cause (as defined below) upon thirty (30) days’ written notice to Natha. In the event of termination of Natha by Jones Soda without Cause, and contingent upon Natha’s execution and delivery to Jones Soda of a release of all claims against Jones Soda and its officers, directors, employees and agents in the form attached as Exhibit A (“Release”), Jones Soda shall pay Natha the following:

(i) an amount equal to the product of (A) Natha’s Base Salary, multiplied by (B) the sum of (x) twelve (12) months, plus (y) one month for each year of service beginning from the Commencement Date (such number of months, the “Base Months”); provided, however, that in no event shall the Base Months exceed eighteen (18) months; and

(ii) an amount equal to the product of (A) the amount of Incentive Compensation paid to Natha based upon performance for the twelve (12) month period preceding the effective date of termination , multiplied by (B) a number, the numerator of which is the number of days worked in the calendar year of the effective date of termination and the denominator of which is three hundred sixty five (365); and

(iii) an amount equal to the product of (A) the amount of Natha’s monthly COBRA payments (or if for any reason COBRA benefits are not available, the amount paid by Jones Soda for Natha’s health insurance benefits on a monthly basis), multiplied by (B) the number of Base Months.

The total amount to be paid to Natha pursuant to subsections (i) through (iii) above shall comprise the “Separation Benefit.” At the discretion of Jones Soda’s Board, the Separation Benefit shall be payable either (A) in a lump sum within seven (7) days of Jones Soda’s receipt of the Release executed by Natha, or (B) in equal monthly installments over the number of Base Months. All amounts paid to Natha as part of the Separation Benefit, whether pursuant to this Section 8(a) or any other provision of this Agreement, shall be subject to applicable payroll taxes and all other lawful and applicable deductions.

In addition to the Separation Benefit, in the event Natha is terminated without Cause and subject to execution and delivery of the Release, fifty percent (50%) of all issued stock options and stock grants not vested as of the effective termination date shall become fully vested on an accelerated basis, subject to the terms and conditions of the applicable plans, including but not limited to exercise of options upon termination of employment.

b. Termination for Cause. Jones Soda may immediately terminate Natha’s employment hereunder for Cause (as defined below):

(i) A good faith determination by the Board of Directors that Natha has willfully neglected his material responsibilities under this Agreement, after demand for substantial performance has been given by Jones Soda that specifically identifies how Natha has willfully neglected his material responsibilities and has been provided a reasonable cure period of not less than sixty (60) days. Neither bad judgment nor mere negligence nor any act or omission reasonably believed by Natha to have been in, or not opposed to, the interests of Jones Soda, shall be considered neglect of his material responsibilities;

(ii) Natha’s conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude or the entry against him of any civil judgment arising from allegations of fraud, dishonesty or moral turpitude, or any violation of law which has a material adverse effect on Jones Soda;

(iii) Natha’s breach of Jones Soda’s Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future;

(vi) Natha’s theft or embezzlement from Jones Soda; or

(vii) Natha’s attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity.

In the event of termination “for Cause,” all obligations of Jones Soda to pay compensation or provide benefits under this Agreement will immediately cease and Natha shall be entitled to no further compensation or benefits of any kind with the exception of Base Salary accrued to the date of termination and as otherwise required by applicable law.

c. Resignation without Good Reason. Should Natha wish to terminate his employment with Jones Soda without Good Reason (as defined below) during the Term of this Agreement, Natha shall give thirty (30) days prior written notice to Jones Soda specifying the date on which such resignation is to become effective. In the event of a resignation without Good Reason, Jones Soda shall have no further obligation to pay compensation or provide benefits (except as required by applicable law) to Natha under this Agreement other than to pay Natha his Base Salary, amounts payable under Jones Soda’s then existing policy for accrued and unused vacation and earned but unpaid Incentive Compensation through the effective date of resignation. At Jones Soda’s sole option, it may elect to end Natha’s service at a date earlier than specified in Natha’s written notice and pay the Base Salary and other amounts described in the preceding sentence through the date that is thirty (30) days from the date of the resignation notice.

d. Resignation with Good Reason. Natha may terminate his employment hereunder for “Good Reason” as that term is defined below. Good Reason shall be defined as:

(i) The material diminution of Natha’s position, duties, responsibilities, status, or reporting relationship to the Chief Executive Officer of Jones Soda;

(ii) Jones Soda’s assignment of Natha on a substantially full-time basis to work at a location where the distance between the new location and Natha’s current principal residence is at least 20 miles greater than the distance between the former location and such residence;

(iii) Any reduction in Natha’s Base Salary, or any reduction of Natha’s Incentive Compensation (upon meeting applicable Targets) below 35% of his Base Salary, or a material reduction in benefits to Natha, or the failure of Jones Soda to pay Natha any undisputed and earned salary, bonus or benefits, after written notice and a reasonable opportunity to cure, except with Natha’s prior written consent;

(iv) Jones Soda’s failure to obtain an assumption of the obligations incumbent upon Jones Soda under this Agreement by any successor to Jones Soda;

(v) The exclusion or limitation of Natha from participating in any form of variable compensation plan that is offered to all of Jones Soda’s senior executives (i.e., Vice President level and above) which provides Natha the opportunity to achieve a level of total compensation consistent with Natha’s potential compensation under this Agreement; provided, however, that the foregoing shall not apply to any variable compensation plan for sales executive compensation based in whole or in part on commissions, or individual or company sales performance; or

(vi) Any demand by any director or Chief Executive Officer of Jones Soda that Natha take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any material agreement or fiduciary duty.

In the event of a resignation by Natha for Good Reason, and contingent upon Natha’s execution of the Release, Jones Soda shall pay Natha an amount equal to the Separation Benefit, subject to deductions and to be paid within the time period as set forth in Section 8(a) above.

e. Change in Control.

(i) A Change in Control shall be defined as follows:

(A) the acquisition of common stock of Jones Soda (the “Common Stock”) by any person or entity, such that such person or entity becomes, after the Commencement Date, the beneficial owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding; or

(B) the consummation of any merger, consolidation, reorganiza-tion or other transaction providing for the conversion or exchange of twenty-five percent (25%) or more of the issued and outstanding shares of Common Stock into securities of any entity, or cash, or property, or a combination of any of the foregoing; or

(C) the consummation of any sale or other disposition of fifty percent (50%) or more in value of Jones Soda’s assets; or

(D) replacement of a majority of the incumbent directors of Jones Soda by directors whose elections have not been supported by a majority of the Board of Jones Soda or whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board of Directors.

(ii) If, within the period commencing ninety (90) days prior to the date of the occurrence (the “Event Date”) of a Change in Control and ending on the date twenty four (24) months after the Event Date (the “Window”), Jones Soda terminates Natha’s employment (other than for Cause), Jones Soda shall pay to Natha an amount equal to the Separation Benefit subject to deductions and to be paid within the time period set forth in Section 8(a) above, and conditioned upon delivery of a signed Release to Jones Soda.

(iii) If the notice of termination (other than for Cause) occurs during the Window but prior to the Change in Control, the Separation Benefit shall be reduced by the sum of any severance payments previously received by Natha (or to be received by Natha upon the Change in Control) from Jones Soda (but not below zero).

(iv) In the event Natha’s employment is terminated during the Window (other than for Cause), he shall also be entitled to payment for outplacement and job search costs in the amount of Ten Thousand Dollars ($10,000).

f. Death. This Agreement, Natha’s employment hereunder, and Jones Soda’s obligations hereunder shall terminate forthwith upon the death of Natha and Jones Soda shall have no further obligation to pay compensation to Natha or Natha’s estate, successors or beneficiaries under this Agreement or otherwise other than to pay Natha’s Base Salary through the date of death and payment of benefits otherwise available to deceased employees under Jones Soda’s written policies.

g. Disability. If Natha shall fail or be unable to perform the services required under this Agreement, with or without reasonable accommodation, because of any physical or mental disability, as determined by the Board in its reasonable discretion, and such failure or inability shall continue for four consecutive months or for a total of one hundred twenty (120) days during any consecutive twelve (12) month period, Jones Soda shall have the right to terminate this Agreement thirty (30) days after delivering written notice of such termination to Natha and Jones Soda shall have no obligation to pay compensation to Natha under this Agreement or otherwise; provided, however, that Natha shall continue to receive his Base Salary to the date of termination, and shall be entitled to the benefits under any applicable disability plan of Jones Soda then in effect.

9. Trade Secrets and Confidential Information.

a. Natha agrees that both during and after the Term of the Agreement he will keep confidential and not disclose or use confidential information relating to Jones Soda’s customers, personnel, designs, pricing, sourcing, manufacturing and distribution policies, methods of doing business, sales volume information, business prospects or plans, financial information, or any other proprietary information which is not otherwise available to the general public, including, but not limited to, information covered under the Uniform Trade Secrets Act, RCW 19.108 et. seq. (collectively, “Confidential Information”), except in furtherance of the interests of Jones Soda.

b. Natha acknowledges that Jones Soda’s business and future success depend upon the preservation of the Confidential Information of Jones Soda, its subsidiaries, and their suppliers and customers (collectively, “Confidential Parties”). Accordingly, the Confidential Information shall also include, without limitation, the Confidential Parties’ existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists, and any other sorts of items or information of the Confidential Parties which are not generally known to the public at large. Natha agrees to protect and to preserve as confidential during and after the Term all of the Confidential Information at any time known to Natha or in his possession or control (whether wholly or partially developed by Natha or provided to Natha, and whether embodied in any tangible medium or merely remembered).

c. Natha shall neither use nor allow any other person to use any of the Confidential Information in any way, except for the benefit of Jones Soda. All material containing or disclosing any portion of the Confidential Information shall be and remain the property of Jones Soda, and shall be returned to Jones Soda upon the termination of Natha’s employment or at the earlier request of the Board of Directors. At such time, Natha shall also assemble all materials in his possession or control that contain any Confidential Information, and promptly deliver such items to Jones Soda.

d. The obligations set forth in this Section 9 shall survive the termination of this Agreement.

e. Nothing in this Agreement prohibits Natha from providing truthful testimony to governmental, regulatory or selfregulatory authorities.

10. Intellectual Property.

a. All ownership, copyright, patent, trade secrets and other rights in all works, designs, inventions, ideas, manuals, improvements, discoveries, processes, customer lists or other properties (the “Intellectual Properties”) made or conceived by Natha during the Term and in connection with Natha’s employment with Jones Soda shall be the right and property solely of Jones Soda, whether developed independently by Natha or jointly with others, and whether or not developed or conceived during regular working hours or at Jones Soda’s facilities, and whether or not Jones Soda uses, registers, or markets the same.

b. If and to the extent that Natha makes use, in the course of his employment, of any items or Intellectual Properties previously developed by Natha or developed by Natha outside the scope of this Agreement, Natha hereby grants Jones a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

c. In accordance with Jones Soda’s policy and Washington law, this section does not apply to, and Natha has no obligation to assign to Jones Soda, any invention for which no Jones Soda trade secrets and no equipment, supplies or facilities of Jones Soda were used and which was developed entirely on Natha’s own time, unless (i) the invention relates directly to the business of Jones Soda; (ii) the invention relates to Jones Soda’s actual or demonstrably anticipated research or development; or (iii) the invention results from any work performed by Natha for Jones Soda.

d. Natha will assist Jones Soda as reasonably requested during and after the term of his employment to further evidence and perfect, and to enforce, Jones Soda’s rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting Jones Soda with applications for patents or copyright or other registrations.

e. Natha warrants that to the best of his knowledge any and all items, technology and Intellectual Properties of any nature developed or provided by him under this Agreement and in any way for or related to Jones Soda will be original to Natha and will not, as provided to Jones Soda or when used and exploited by Jones Soda and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of any third party. Natha will not, without prior written authorization by the Board, use any equipment, supplies, facilities or proprietary information of any other party.

11. Authority and Non-Infringement. Natha warrants that he is fully authorized to enter into employment with Jones Soda and to perform under this Agreement, without conflicting with any other commitments, understandings, agreements or duties, whether to prior employers or otherwise. Natha agrees to indemnify Jones Soda for all losses, claims and expenses (including reasonable attorneys’ fees) arising from claims brought against Jones Soda as a result of any breach by Natha of this Section 11.

12. Nonsolicitation and Non-Hire.

a. During the Term of this Agreement and for a period of twelve (12) months following the termination of Natha’s employment with Jones Soda for any reason, Natha will not:  (i) directly or indirectly solicit or accept business from any actual or identified potential customer of Jones Soda or its affiliates or subsidiaries which might reasonably be foreseen to decrease such customer’s likelihood of transacting future business with Jones Soda in a volume consistent with its historical practices or reasonably anticipated future volume; or (ii) directly or indirectly attempt to entice away from Jones Soda or its affiliates or subsidiaries any actual or identified potential customer of Jones Soda or its affiliates or subsidiaries, nor will Natha assist others in doing so. Natha further agrees that during the Term of this Agreement and for a period of twelve (12) months following termination of his employment with Jones Soda for any reason, he will not induce or attempt to induce any customer, supplier, licensee, shareholder, investor, or business relation of Jones Soda to sever or diminish its relationship with Jones Soda, or refrain from doing business with Jones Soda, its affiliates, subsidiaries, distributors, or licensees or in any way interfere with the relationship between Jones Soda and any customer, supplier, distributor, licensee, shareholder, investor or business relation of Jones Soda.

b. During the Term of this Agreement and for a period of twelve (12) months following the termination of his employment with Jones Soda for any reason, Natha will not, directly or indirectly, for himself or any other person or entity; (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Jones Soda to leave the employ of or terminate his, her or its contract or relationship with Jones Soda; (ii) in any way interfere with the relationship between Jones Soda and any employee, consultant, independent sales representative or independent contractor of Jones Soda; or (iii) employ, or otherwise engage as an employee, consultant, independent sales representative or independent contractor, or otherwise, any individual serving as an employee, consultant, independent sales representative or independent contractor of Jones Soda or its affiliates or subsidiaries during the two-year period prior to the effective date of Natha’s termination for any reason.

c. All references to “termination” in this Section 12 shall be deemed to include resignation or any other cessation of employment, with or without Cause or Good Reason.

13. Remedies. Natha acknowledges that any breach by him of the provisions of Sections 9, 10, 11 or 12 may cause damage to Jones Soda that is wholly or partly irreparable and not fully compensable by damages. Natha hereby agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, without limiting any other remedies available to Jones Soda. The remedies available to Jones Soda for violations of Sections 9, 10, 11 and 12 are cumulative and not alternative.

14. Amendment; Waivers. This Agreement may be amended only by a written instrument signed by both parties. No breach of any agreement, warranty or representation shall be deemed waived unless expressly waived in writing and signed by the party who might assert such breach. No failure or delay by either party in exercising any right under this Agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude any other or further exercise of such right or the exercise of any other right.

15. Assignment Prohibited. Natha may not assign any of his rights nor delegate any of his duties hereunder. Jones Soda may assign this Agreement and delegate its duties hereunder in connection with any merger, consolidation, or sale of assets, or to any of its affiliates or subsidiaries at any time owned by, or under common ownership with, Jones Soda, provided that any such successor or assignee expressly assumes in writing Jones Soda’s obligations hereunder.

16. Governing Law. This Agreement, including all matters of construction, validity and performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington without regard to its choice of law provisions.

17. Arbitration. All disputes and controversies of every kind between the parties hereto arising out of or in connection with this Agreement and their employment relationship shall be submitted to binding arbitration. The arbitrator shall be appointed by an arbitrator agreed upon by the parties, or if the parties cannot agree upon an arbitration service, by Judicial Dispute Resolution of Seattle, Washington. The arbitration shall take place in King County, Washington. The determination made by the arbitrator shall be final and binding upon the parties hereto, subject only to the right to appeal such decision to the Superior Court on any basis authorized by the Federal Arbitration Act. The arbitrator’s award may be filed with any court of competent jurisdiction.

18. Notices. All notices and other communications called for or required by this Agreement shall be in writing to the parties at their respective addresses stated below, or to such other address as a party may subsequently specify and shall be deemed to have been received (i) upon delivery in person, (ii) upon the passage of seventy-two hours following post by the first class registered or certified mail, return receipt requested, with postage prepaid, (iii) upon passage of twenty-four hours following post by overnight receipted courier service, or (iv) upon transmittal by confirmed facsimile provided that if sent by facsimile a copy of such notice shall be concurrently sent by U.S. certified mail, return receipt requested and postage prepaid, with an indication that the original was sent facsimile and the date of its transmittal.

To Jones Soda: Jones Soda Co.

234 Ninth Avenue N. Seattle, Washington 98109 Attn: Chairman of the Board With a copy to:	Jones Soda Co.

234 Ninth Avenue N. Seattle, Washington 98109 Attn: Human Resources To Natha:	—

     .

19. Savings Clause. If any provision of this Agreement, is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

20. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, but all of which together shall constitute the same instrument.

21. Complete Agreement. This Agreement comprises the entire agreement between the parties. It supersedes and merges within it all prior agreements, discussions or understandings between the parties, whether written or oral, express or implied. In interpreting and construing this Agreement, the fact that any particular party may have drafted this Agreement or any provision hereof shall not be given any weight or relevance.

22. No Duty to Mitigate. Natha shall not be required to mitigate the amount of any payment made or benefit provided under the terms of this Agreement.

23. Costs and Expenses of Enforcement. If any legal action or arbitration is brought to interpret or enforce any term or provision of this Agreement, then, subject to applicable law, the prevailing party shall, in addition to any other relief to which such party may be entitled, be awarded against the non-prevailing party, his or its attorney’s fees and costs reasonably and actually incurred.

24. Survival. Sections 9, 10, 12, and 17 shall survive termination or expiration of this Agreement; notwithstanding the foregoing, all other provisions that by their content are intended to survive the performance, termination, expiration or cancellation of Agreement shall also survive.

25. By his signature below, Natha acknowledges that he has read and understood this Agreement, that its terms have been fully and fairly negotiated between himself and Jones Soda, that he has had the opportunity to seek independent legal advice and has obtained such independent legal advice about the terms and conditions of this Agreement as he sees fit, and that he signs it and accepts its terms, covenants and restrictions voluntarily.

Executed by the parties as of the date first written above.

JONES SODA CO.	EMPLOYEE

By Peter van Stolk	Hassan Natha

Its Chairman

EXHIBIT A

RELEASE

This RELEASE (the “Release”), dated as of      , 20     is made by and between       (“Employee”) and Jones Soda Co., a Washington corporation (“Company”)

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Parties do hereby agree as follows:

1. Waiver and Release. On behalf of Employee and Employee’s marital community, heirs, executors, administrators and assigns, Employee expressly waives, releases, discharges and acquits any and all claims, whether known or unknown, against the Company and its affiliates, related entities, successors and assigns, stockholders, officers and directors, attorneys and agents (collectively “Released Parties”) that arise from or relate in any way to Employee’s employment with, or termination or separation from the Company (“Released Claims”). Released Claims include all claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including, without limitation, all claims for wages, benefits, and damages arising out of any: contracts, express or implied; tort, including defamation or disparagement; discrimination; harassment; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (“ERISA”); the Age Discrimination in Employment Act, as amended (“ADEA”); or any other legal limitation on or condition of the employment relationship or termination of the same. Employee also covenants and promises never to file, press or join in any complaint or lawsuit based on any Released Claim and agrees that any such claim, if filed by Employee, shall be dismissed, except that this covenant and promise does not apply to any claim of Employee challenging the validity of this waiver and release in connection with claims arising under the federal ADEA. Employee represents and warrants that Employee is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Employee’s right or interest in those matters. Notwithstanding the foregoing, Released Claims do not include (but the Company shall have the right to dispute) claims arising under this Release, claims to vested benefits under ERISA and under the Company’s benefit plans applicable generally to the Company’s employees, workers’ compensation claims, claims by Employee challenging the validity of this waiver and release in connection with claims arising under the ADEA, claims for accrued but unpaid salary payments or any other claims that may not be released under this Release in accordance with applicable law. Employee represents and warrants to the Company that he has no knowledge of any facts that have not been disclosed to the Company that would give rise to any claims by any other party against the Company or any other released party.

2. Revocation Period and Effective Date Under ADEA. Employee acknowledges and agrees that Employee has at least twenty-one (21) days within which to consider this Release, although Employee may accept the terms of this Release at any time within such twenty-one (21) days, and Employee acknowledges that changes since receipt by Employee, if any, have not been material. Employee has a period of seven (7) days from the date upon which Employee delivers the signed Release to the Company to revoke Employee’s acceptance. This Release shall become effective on the eighth day after the day that Employee delivers the executed Release to the Company, provided that this Release has not been rescinded or revoked prior to such eighth day (“Effective Date”). This Release may not be accepted prior to the date of Employee’s termination.

3. Entire Agreement. This Release sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them. Notwithstanding the foregoing, those provisions of Employee’s employment agreement that survive termination of Employee’s employment shall not be affected hereby.

4. Knowing and Voluntary Agreement. Employee hereby warrants and represents that (1) Employee has carefully read this Release and finds that it is written in a manner that Employee understands; (2) Employee knows the contents hereof; (3) Employee was advised by the Company to consult with his personal attorney regarding the Release and has done so or knowingly and voluntarily waived the right to do so; (4) Employee understands that Employee is giving up all claims, damages, and disputes that have arisen before the date of this Release, including claims under the ADEA and other statutes, that may have arisen before the Effective Date, excluding claims by Employee challenging the validity of the waiver and release in this Release in connection with claims arising under the ADEA, as described in Section 1 and except as otherwise provided herein; (5) Employee has had sufficient time to review and analyze this entire Release; (6) Employee did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (7) Employee understands the Release’s final and binding effect; (8) Employee was given at least twenty-one (21) days to consider this Release before signing it, except for changes made during the 21 day period that the parties agree were not material and that did not restart the running of the 21 day period; (9) Employee has had seven (7) days to revoke this Release after signing and submitting it; (10) Employee’s covenants and waiver and release under this Release are supported by consideration; and (11) Employee has signed the Release as Employee’s free and voluntary act.

5. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Release may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Release shall not be construed as a waiver of any rights of such party.

(b) Notices. Any notice required or permitted by this Release shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(c) Choice of Law; Forum. The validity, interpretation, construction and performance of this Release shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws. Any action with respect to this Release shall be brought in any court with jurisdiction sitting in Seattle, Washington.

(d) Severability. If one or more provisions of this Release are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then a court or arbitrator shall interpret such provision in a way that renders such provision lawful and the Release shall be enforced with such interpretation. If no such interpretation is possible, then (i) such provision shall be excluded from this Release, (ii) the balance of the Release shall be interpreted as if such provision were so excluded and (iii) the balance of the Release shall be enforceable in accordance with its terms, provided, however that Section 1 shall not be severed from the Release.

(e) Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f) No admission. Nothing in this Release is intended as or should be construed as an admission of liability by any party.

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In witness whereof the parties hereby execute this Release as of the date first above written.

JONES SODA CO.

Signature:

Printed Name:

Title:

EMPLOYEE